Wendy’s/Arby’s Group Reports First Quarter 2011 Results

Consolidated Revenues Grew 1.2% to $847.8 Million

Wendy’s North America Systemwide Same-Store Sales Were Flat

Arby’s North America Systemwide Same-Store Sales Were Up 5.5%

ATLANTA, May 10, 2011 – Wendy’s/Arby’s Group, Inc. (NYSE: WEN), the third largest quick-service restaurant company in the United States, today reported results for the first quarter ended April 3, 2011.

Roland Smith, President and Chief Executive Officer of Wendy’s/Arby’s Group, stated: “First quarter adjusted EBITDA1 was in-line with our expectations. Wendy’s® generated positive systemwide same-store sales in the U.S., offset by softness in Canada.  Arby’s® continued to build sales momentum and posted strong systemwide same-store sales growth in North America.

“In the first quarter, we continued to invest in our business as we position the Wendy’s brand for 10% to 15% average annual EBITDA growth in 2012 and beyond.  To that point, we are focused on Wendy’s ‘Real’ brand positioning and our superior food quality.  Later this year we will introduce completely new, core menu items including Dave’s Hot ‘n Juicy cheeseburgers and a line of premium chicken sandwiches.  Our ‘Real’ brand positioning also includes an ongoing commitment to the salad category with innovative products like our Berry Almond Chicken Salad we will introduce this summer.  Breakfast is also a major initiative for Wendy’s and we expect to be serving our new breakfast in approximately 1,000 restaurants by the end of the year.  Customer acceptance of our new breakfast menu is very encouraging and we’re pleased that sales volumes are meeting expectations and growing. Investing in breakfast and other new Wendy’s menu items is a great use of our capital. We expect these investments to generate long-term organic growth and leverage our existing store base,” said Smith.

“At Arby’s, we continued to make progress with regards to our strategic alternatives process,” said Smith.  “In the first quarter, top-line performance was very strong with North America systemwide same-store sales of 5.5%.  Sales were driven by our everyday dollar value menu, the introduction of our ‘Good Mood Food’ brand positioning and the successful launch of our new Angus Three Cheese & Bacon Sandwich.”

Consolidated First Quarter 2011 Summary
▪	Consolidated revenues were $847.8 million and increased 1.2% as compared to first quarter 2010 revenues of $837.4 million.
▪
Adjusted EBITDA was $83.5 million, excluding net special charges totaling $0.1 million, and decreased 9.3% as compared to first quarter 2010 adjusted EBITDA of $92.1 million, excluding net special charges totaling $7.8 million.

▪
Net loss was $1.4 million, or $0.00 per share, including net after-tax special charges of $6.0 million, or $0.01 per share.  First quarter 2010 net loss was $3.4 million, or $0.01 loss per share, including after-tax special charges of $12.0 million, or $0.03 per share.

1 See page 7 for reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

Company Expects 2011 Full-Year Pro Forma Adjusted EBITDA of $330-340 Million
Although the Company has reaffirmed its same-store sales outlook for the year, it has revised its 2011 expectations for pro forma adjusted EBITDA to $330 million to $340 million.  This is due to significantly higher commodity cost expectations, which are now anticipated to increase 5% to 6% for the year. This pro forma outlook assumes a sale of Arby’s and  related general and administrative expense reductions occurred as of the beginning of fiscal 2011. Pro forma adjusted EBITDA for the first quarter of 2011was $75.0 million2.

 The Company’s 2011 outlook includes the following expectations:
▪	Same-store sales growth of 1% to 3% at Wendy’s North America company-operated restaurants.
▪
Flat to slightly negative Wendy’s company-operated restaurant margin due to higher commodity costs, offset partially by anticipated price increases.  The previous restaurant margin expectation was 30 to 60 basis points of improvement.

▪	Capital expenditures for the Wendy’s brand of approximately $145 million.
▪	Wendy’s North America unit development of approximately 20 company stores and 45 franchise stores, plus approximately 50 international franchise stores.

“We expect to generate strong sales growth at Wendy’s for the remainder of the year driven by exciting new product introductions, including hamburgers, chicken and salads, in addition to strategic price increases,” said Smith.  “Margins will be negatively impacted by increases in commodity costs primarily driven by unprecedented beef prices that are affecting the restaurant industry. We have reaffirmed our same-store sales outlook and expect to offset some of these commodity increases with prudent price increases, while protecting transactions and market share,” said Smith.

“Although we have revised our outlook for the year to reflect higher expected commodity costs, we continue to make significant strategic progress improving our core menu offerings including breakfast.  We are also pleased with our progress developing Wendy’s international business, which represents a significant opportunity.  The Arby’s turnaround is progressing nicely and we plan to resume our stock buyback program after the conclusion of the strategic alternatives process, subject to market conditions.  As we’ve said before, 2011 is a transition year and we are confident that the investments we are making will position Wendy’s for 10% to 15% average annual EBITDA growth in 2012 and beyond,” concluded Smith.

Preliminary April Same-Store Sales
▪	Wendy’s preliminary April North America company-operated same-store sales were up 0.5% and the Company anticipates continued improvement in sales trends for the remainder of the year.
▪	Arby’s preliminary April North America company-operated same-store sales were up 4.4%.

Wendy’s First Quarter 2011 Brand Summary
Wendy’s total revenue was $582.5 million compared to revenue of $584.7 million in the first quarter a year ago, a year-over-year decrease of $2.2 million due primarily to the decline in company same-store sales.
▪
Wendy’s North America systemwide same-store sales were flat and were negatively impacted in Canada, where the brand has 367 restaurants, due to the effect of higher sales taxes in two Canadian provinces. Wendy’s U.S. systemwide same-store sales increased 0.3%.

▪	Wendy’s North America company-operated same-store sales decreased 0.9% and Wendy’s North America franchise same-store sales increased 0.3%.
▪
Wendy’s company-operated restaurant margin was 13.4% compared to 15.4% in the first quarter 2010, a decrease of 200 basis points.  The year-over-year difference was primarily due to higher commodity costs (80 basis points) and incremental advertising to introduce Wendy’s new breakfast in additional markets (110 basis points).

Arby’s First Quarter 2011 Brand Summary
Arby’s total revenue was $265.3 million compared to $252.7 million in the first quarter a year ago, an increase of $12.6 million, which was primarily due to the increase in company same-store sales.

2 See page 7 for the calculation of pro forma adjusted EBITDA.

Arby’s North America systemwide same-store sales increased 5.5%.
▪	Arby’s North America company-operated same-store sales increased 6.8% and North America franchise same-store sales increased 4.8%.
▪
Arby’s company-operated restaurant margin was 10.6%, compared to 10.8% in the first quarter 2010.  The year-over-year difference was due to commodity cost increases substantially offset by sales leverage.

International Growth – First Restaurant Opening in Russia This Month
Wendy’s is expanding to Russia and will open its first franchise restaurant in Moscow this month.  It will be located in a mall food court at Capitoly Vernadskogo.  Wendy’s second location, in the Arbat area of Moscow, is set to open this month as well.  These openings are part of the development agreement announced in August 2010 with franchisee Wenrus Restaurant Group Limited, which calls for the development of 180 restaurants in the Russian Federation over the next 10 years.

Since the merger, the Company has signed six long-term development agreements covering 23 countries – this includes Singapore (35 restaurants), Middle East and North Africa (79), Turkey (100), Eastern Caribbean (24), Russian Federation (180) and Argentina (50).  In addition, the Company has signed a joint venture agreement with Higa Industries Co., Ltd. to develop restaurants in Japan.

The Company currently has 350 franchise restaurants outside of North America and a total of 700 future restaurant commitments, totaling over 1,000 restaurants. Also, the Company is actively pursuing opportunities in China, Brazil and other markets around the world.

First Quarter 2011 Special Expense Charges
For the first quarter 2011, the Company recorded net after-tax special charges of $6.0 million, including impairment of long-lived assets, Arby’s strategic alternatives costs and a reversal of SSG purchasing cooperative expenses.

Management to Host Conference Call Today – May 10, 2011
Management will host a conference call with slides to discuss its financial results today (May 10, 2011) at
10:00 a.m. ET.  Hosting the call will be Roland Smith, President and Chief Executive Officer; Steve Hare, Chief Financial Officer; and John Barker, Chief Communications Officer.

The conference call can be accessed live over the phone by dialing 877-572-6014 or for international callers by dialing 281-913-8524.  A replay will be available two hours after the call and can be accessed by dialing
800-642-1687, or for international callers by dialing 706-645-9291; the conference ID for the replay is 59637869.  The replay will be available until midnight ET on Tuesday, May 24, 2011.

The conference call and accompanying slides will also be webcast live from the investor relations page of the Company’s website at www.wendysarbys.com.  The webcast and slides will also be archived on the Company’s website at www.wendysarbys.com.

Forward-Looking Statements
This news release contains certain statements that are not historical facts, including, importantly, information concerning possible or assumed future results of operations of Wendy’s/Arby’s Group, Inc. and its subsidiaries (collectively “Wendy’s/Arby’s Group” or the “Company”).  Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  All statements that address future operating, financial or business performance; strategies or expectations; future general and administrative expense reductions; anticipated costs or charges; future capitalization; future domestic or international business development; future daypart expansion; and anticipated financial impacts of possible transactions are forward-looking statements within the meaning of the Reform Act.  The forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors.  Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements.  For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act.  Many important factors could affect our future results and could cause those results to differ materially from those expressed in, or implied by our forward-looking statements.  Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to: (1) changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home; (2) prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels; (3) the ability to effectively manage the acquisition and disposition of restaurants; (4) cost and availability of capital; (5) cost fluctuations associated with food, supplies, energy, fuel, distribution or labor; (6) the financial condition of our franchisees, with a significant number of Arby’s franchisees having experienced declining sales and profitability; (7) food safety events, including instances of food-borne illness involving Wendy’s or Arby’s or their supply chains; (8) conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; (9) the availability of suitable locations and terms for the development of new restaurants; (10) adoption of new, or changes in, laws, regulations or accounting policies and practices; (11) changes in debt, equity and securities markets; (12) goodwill and long-lived asset impairments; (13) changes in the interest rate environment; and (14) other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the SEC, including those identified in the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. Other factors include uncertainties regarding the outcome of the Company’s consideration of strategic alternatives for the Arby’s brand and its impact on the Company’s businesses.

The Company’s franchisees are independent third parties that the Company does not control.  Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings.  Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.  In addition, we do not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures
EBITDA is used by the Company as a performance measure for benchmarking against the Company’s peers and competitors.  The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry.
The Company also uses adjusted EBITDA and pro forma adjusted EBITDA which exclude certain special or non-recurring expenses, net of certain special or non-recurring benefits, detailed in the reconciliation tables that accompany this release, as internal measures of business operating performance.  The Company believes such financial measures provide a meaningful perspective of the underlying operating performance of the Company’s current business.  EBITDA, adjusted EBITDA and pro forma adjusted EBITDA are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”).  Because all companies do not calculate EBITDA and similarly titled financial measures in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures and should not be considered as alternative measures of operating profit or net loss.

Because certain income statement items needed to calculate net income vary from quarter to quarter, the Company is unable to provide projections of net income and a reconciliation of projected Company pro forma EBITDA to net income.

The Company’s presentation of EBITDA, adjusted EBITDA and pro forma adjusted EBITDA is not intended to replace the presentation of the Company’s financial results in accordance with GAAP.

About Wendy's/Arby's Group, Inc.
Wendy’s/Arby’s Group, Inc. is the third largest quick-service restaurant company in the United States and includes Wendy’s International, Inc., the franchisor of the Wendy’s restaurant system, and Arby’s Restaurant Group, Inc., the franchisor of the Arby’s restaurant system.  The combined restaurant systems include more than 10,000 restaurants in the U.S. and 26 other countries and U.S. territories worldwide.

Media and Investor Contacts:
John Barker at 678-514-6900 or john.barker@wendysarbys.com
Kay Sharpton at 678-514-5292 or kay.sharpton@wendysarbys.com

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Consolidated Statements of Operations
First Quarters Ended April 3, 2011 and April 4, 2010

(In Thousands Except Per Share Amounts)	First Quarter
(Unaudited)	2011	2010
Revenues:
Sales	$756,496	$748,197
Franchise revenues	91,328	89,250
	847,824	837,447
Costs and expenses:
Cost of sales	659,788	641,422
General and administrative	103,627	110,482
Depreciation and amortization	43,125	46,326
Impairment of long-lived assets	9,612	11,601
Other operating expense, net	1,032	1,283
	817,184	811,114
Operating profit	30,640	26,333
Interest expense	(34,328)	(36,278)
Other income, net	323	1,408
Loss before income taxes	(3,365)	(8,537)
Benefit from income taxes	1,956	5,137
Net loss	$(1,409)	$(3,400)

Basic and diluted net loss per share	$.00	$(.01)

Number of shares used to calculate basic and diluted net loss per share	418,520	443,326

	April 3, 2011	January 2, 2011
Balance Sheet Data:	(Unaudited)	(Audited)
Cash and cash equivalents	$500,061	$512,508
Total assets	4,740,741	4,732,654
Long-term debt, including current portion	1,544,024	1,572,402
Total stockholders’ equity	2,167,113	2,163,174

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Calculation and Comparison of EBITDA and a Reconciliation of EBITDA to Net Loss

(In Thousands)	First Quarter
(Unaudited)	2011	2010
EBITDA	$83,377	$84,260
Depreciation and amortization	(43,125)	(46,326)
Impairment of long-lived assets	(9,612)	(11,601)
Operating profit	30,640	26,333
Interest expense	(34,328)	(36,278)
Other income, net	323	1,408
Loss before income taxes	(3,365)	(8,537)
Benefit from income taxes	1,956	5,137
Net loss	$(1,409)	$(3,400)

Reconciliation of EBITDA to Adjusted EBITDA

(In Thousands)	First Quarter
(Unaudited)	2011	2010
EBITDA	$83,377	$84,260
Plus: Arby’s strategic alternatives costs in general and administrative (G&A)	2,382	-
Integration costs in G&A	-	2,894
SSG purchasing cooperative (reversal) costs in G&A	(2,275)	4,900
Adjusted EBITDA	$83,484	$92,054

Adjusted EBITDA Change %	-9.3%

Calculation of Pro Forma Adjusted EBITDA1

(In Thousands)	First Quarter
(Unaudited)	2011
Adjusted EBITDA	$83,484
Less: Arby’s adjusted EBITDA	8,531
Pro forma adjusted EBITDA	$74,953

Segment Adjusted EBITDA

	First Quarter 2011
(In Thousands)	Wendy's	Arby's	Unallocated Corporate G&A	Total
(Unaudited)
Operating profit (loss)	$43,687	$(5,312)	$(7,735)	$30,640
Plus:
Depreciation and amortization	27,261	12,811	3,053	43,125
Impairment of long-lived assets	7,897	1,715	-	9,612
EBITDA	78,845	9,214	(4,682)	83,377
Reversal of SSG purchasing cooperative expense in G&A	(1,592)	(683)	-	(2,275)
Arby's strategic alternatives costs in G&A	-	-	2,382	2,382
Adjusted EBITDA	$77,253	$8,531	$(2,300)	$83,484

1 The unaudited pro forma adjusted EBITDA is based upon the consolidated financial statements and assumes a sale of the Arby’s brand and related G&A expense reductions occurred as of the beginning of fiscal 2011.

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Selected Brand Financial Highlights

Wendy’s (Unaudited)	First Quarter
	2011	2010
North America same-store sales:
Systemwide	0.0%	0.8%
Company-owned	-0.9%	0.2%
Franchised	0.3%	1.0%

Revenues (in millions):
Restaurant sales	$490.4	$489.0
Bakery and kids’ meal promotion items sold to franchisees	18.9	23.7
Franchise revenues	73.2	72.0
	$582.5	$584.7

Cost of sales (% of Sales):
Food and paper	32.1%	31.2%
Restaurant labor	30.8%	30.3%
Occupancy, advertising and other operating costs	23.7%	23.1%

Restaurant margin %:
Company-operated restaurant margin	13.4%	15.4%

Restaurant count:	Company-owned	Franchised	Systemwide
Restaurant count at January 2, 2011	1,394	5,182	6,576
Opened	1	9	10
Closed	(4)	(17)	(21)
Net purchased from (sold by) franchisees	4	(4)	-
Restaurant count at April 3, 2011	1,395	5,170	6,565

Arby’s (Unaudited)	First Quarter
	2011	2010
North America same-store sales:
Systemwide	5.5%	-11.5%
Company-owned	6.8%	-11.6%
Franchised	4.8%	-11.4%

Revenues (in millions):
Restaurant sales	$247.2	$235.5
Franchise revenues	18.1	17.2
	$265.3	$252.7

Cost of sales (% of Sales):
Food and paper	30.0%	26.6%
Restaurant labor	33.1%	34.1%
Occupancy, advertising and other operating costs	26.3%	28.5%

Restaurant margin %:
Company-operated restaurant margin	10.6%	10.8%

Restaurant count:	Company-owned	Franchised	Systemwide
Restaurant count at January 2, 2011	1,144	2,505	3,649
Opened	-	8	8
Closed	(5)	(21)	(26)
Restaurant count at April 3, 2011	1,139	2,492	3,631